UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 6, 2017

PAYLOCITY HOLDING CORPORATION

(Exact name of registrant as specified in charter)

Delaware	001-36348	46-4066644
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

3850 N. Wilke Road

Arlington Heights, Illinois 60004

(Address of principal executive offices, including zip code)

(847) 463-3200

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐  Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02                   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 6, 2017, Paylocity Holding Corporation (the “Company”) appointed Toby J. Williams as its Chief Financial Officer, effective September 18, 2017.

From February 2011 until August 2017, Mr. Williams, 44, held several positions at Ellucian, Inc., a provider of higher education software and services, most recently as Chief Product and Strategy Officer. Prior to joining Ellucian, Mr. Williams was the Director of Corporate Development of Paychex, Inc., a provider of human capital management solutions, from March 2006 to January 2011. Before joining Paychex, Mr. Williams was a senior associate in the investment banking division of Citigroup Global Markets Inc., an investment banking firm, from September 2004 to January 2006. From 1999 to 2004, Mr. Williams was an associate in private law practice, most recently with Holland & Knight LLP from 2002 until 2004. Mr. Williams holds a B.A. in Business Administration and Political Science from Houghton College and an M.B.A. and J.D. from The Ohio State University.

In connection with his hiring, Mr. Williams entered into an Employment Agreement with Paylocity Corporation, to be effective on September 18, 2017 (the “Employment Agreement”). Mr. Williams’s initial base salary under the Employment Agreement is $30,000 per month to be reviewed annually. Subject to approval of the Board of Directors, Mr. Williams is entitled to an initial grant of restricted stock units representing 70,000 shares of the Company’s common stock upon settlement. The restricted stock units vest annually in four equal installments beginning on the one year anniversary of Mr. Williams’s start date, subject to continuous service to the Company. Mr. Williams’s target bonus will be 70% of his annual base salary. The bonus will be paid at the direction of the Compensation Committee of the Board of Directors, in its sole discretion based on Mr. Williams’s achievement of certain goals established by the Compensation Committee and the Board of Directors. In addition, 60 days following the effective date of the Employment Agreement, Mr. Williams will be paid a signing bonus of $50,000.

The Employment Agreement provides that if Mr. Williams’s employment is terminated by the Company without Cause (as defined in the Employment Agreement), he will receive twelve months of his base salary as in effect at the time of termination. Any payments of severance to Mr. Williams are subject to Mr. Williams signing a general release and waiver of claims against the Company. In addition, in the event of a change in control (as such term is defined in the Company’s 2014 Equity Incentive Plan, as amended from time to time), all unvested shares subject to outstanding equity awards with time-based vesting will vest in full immediately, subject to continuous employment with the Company through the date of the change in control. Further, the Employment Agreement provides that upon termination of Mr. Williams’s employment due to death or disability: (i) any equity awards held by Mr. Williams that are solely subject to time-based vesting will become fully vested, and (ii) any performance-based equity award held by Mr. Williams shall remain outstanding, and vest and settle based on actual achievement of the underlying performance goals, with Mr. Williams receiving a pro-rated portion of such performance-based equity award based on the number of days actually employed over the performance period.

There are no arrangements or understandings between Mr. Williams and any other persons pursuant to which he was appointed as an executive officer of the Company. There are no transactions between the Company and Mr. Williams that would require disclosure under Item 404(a) of Regulation S-K. No family relationship exists between Mr. Williams and any other director or executive officer of the Company.

Item 9.01. Financial Statements and Exhibits

(d)              The following exhibits are filed herewith:

Exhibit 99.1	Press release dated September 6, 2017.

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release issued by Paylocity Holding Corporation dated September 6, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PAYLOCITY HOLDING CORPORATION

Date: September 6, 2017	By:	/s/ Steven R. Beauchamp
Steven R. Beauchamp
Chief Executive Officer